SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2008

MERUELO MADDUX PROPERTIES, INC.

(Exact name of registrant specified in its charter)

Delaware	0001-33262	20-5398955
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

761 Terminal Street

Building 1, Second Floor

Los Angeles, California 90021

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (213) 291-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 31, 2008, a subsidiary (the “Borrower”) of Meruelo Maddux Properties, Inc. (the “Company”) entered into a $84.0 million construction loan agreement with Canpartners Realty Holding Company IV LLC (the “Loan Agreement”). Advances under the loan will be used primarily to (a) fund the remaining development needs on the Company’s 35-story, high-rise multi-family project at 717 W. Ninth St. in downtown Los Angeles, (b) fund an interest payment reserve and (c) fund a real estate tax and insurance reserve. The facility is secured by the 717 W. Ninth property and improvements thereon, the reserves and an undeveloped project of the Company’s known as Meruelo Chinatown Towers located at 129 West College Street in Los Angeles. The Loan Agreement has an initial term of 18 months with five extension periods of six months each, for a total of up to 48 months, subject to the Borrower’s satisfaction of certain conditions, including the payment of extension fees. The loan has a 1.50% commitment fee for the initial 18-month term and a fixed 12.00% interest rate through final maturity. The Borrower may prepay the loan during the initial 18-month term upon payment of a prepayment penalty. The prepayment penalty is structured such that the lender will receive a minimum interest payment equal to 12 months of interest in total (net of any interest previously received) on advanced loan proceeds.

The foregoing description is a summary and is qualified in its entirety by reference to the exhibits filed herewith.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 regarding the Loan Agreement is hereby incorporated into Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Loan Agreement, dated as of July 31, 2008, by an among Meruelo Maddux – 845 S. Flower Street, LLC, and Canpartners Realty Holding Company IV LLC

10.2	Form of Note by Meruelo Maddux – 845 S. Flower Street, LLC in favor of Canpartners Realty Holding Company IV LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MERUELO MADDUX PROPERTIES, INC.

By:	/s/ Andrew Murray
Andrew Murray
Chief Financial Officer

Dated: August 4, 2008

Exhibit Index

Exhibit No.	Description

10.1	Loan Agreement, dated as of July 31, 2008, by an among Meruelo Maddux – 845 S. Flower Street, LLC, and Canpartners Realty Holding Company IV LLC

10.2	Form of Note by Meruelo Maddux – 845 S. Flower Street, LLC in favor of Canpartners Realty Holding Company IV LLC